Exhibit 99.1

Trevena Announces Retirement of Maxine Gowen, Ph.D., Effective October 1, and Planned
Promotion of Carrie L. Bourdow to President and Chief Executive Officer

Chesterbrook, PA — Trevena, Inc. (NASDAQ:TRVN) today announced that President and Chief Executive Officer Maxine Gowen, Ph.D., will retire on October 1, 2018.  The Board of Directors has selected Carrie L. Bourdow, who currently serves as Trevena’s Executive Vice President and Chief Operating Officer, to be the Company’s next President and Chief Executive Officer, effective October 1, 2018. Dr. Gowen will continue to serve on the Trevena Board of Directors.

Ms. Bourdow has served in various senior positions at Trevena since May 2015. She joined the Company as Chief Commercial Officer, and was appointed Executive Vice President and Chief Operating Officer in January 2018.

“Max has led Trevena from its inception, through numerous evolutions, and to the cusp of potential approval of its first product,” said Lonnie Moulder, Chair of the Trevena Board of Directors.  “Under her leadership, the Company has advanced several innovative molecules into clinical development and had its first New Drug Application accepted for review by the U.S. Food and Drug Administration.  In addition, she has built a terrific team that has positioned the Company for strong growth in the future.  On behalf of the Board and everyone at Trevena, I thank Max for her exceptional leadership during her time at Trevena and her continued contributions through this transition period and as a director.”

Mr. Moulder continued, “At the same time, we are thrilled to have Carrie become Trevena’s next CEO.  She has already assumed increasing leadership responsibilities since joining Trevena, and brings the experiences and leadership skills we believe the Company needs to thrive in the future.

“I am honored by this opportunity and the confidence the Board has placed in me,” said Ms. Bourdow. “I joined Trevena three years ago because I saw the potential for us to provide meaningful products to patients and practitioners.  I am confident that the Company is positioned for success and look forward to leading our tremendous team as we focus on delivering value for patients, providers, and stockholders.”

“It’s been a privilege to lead the team at Trevena, and an honor to work with some of the brightest and most dedicated individuals I’ve met in our industry,” said Dr. Gowen. “I’m extraordinarily proud of what we’ve built at Trevena, and confident in Carrie’s leadership as she and the rest of the Trevena team forge a path to grow the business in the coming years.”

Prior to joining Trevena, Ms. Bourdow was vice president of marketing at Cubist Pharmaceuticals, Inc., until its acquisition by Merck & Co., Inc. in January 2015.  At Cubist, Ms. Bourdow led launch strategy, marketing, reimbursement, and operations for five acute care hospital pharmaceuticals totaling over $1 billion in annual revenues. Before joining Cubist in 2013, Ms. Bourdow served for more than 20 years at Merck & Co., Inc., where she held positions of increasing responsibility across several therapeutic areas including anti-infectives, acute heart failure, and pain. Since June 2017, she has served on the board of Nabriva Therapeutics plc., a publicly traded biopharmaceutical company.

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on providing better, safer therapies to patients in pain.  The Company has leveraged breakthrough science to discover and develop its investigational product oliceridine injection for the management of moderate-to-severe acute pain.  Oliceridine has been granted Breakthrough Therapy designation by the U.S. Food and Drug Administration, and is intended to provide healthcare providers an innovative new option for patients who require an intravenous opioid. The Company also has an early stage pipeline of new chemical entities targeting novel mechanisms of action, including TRV250 for acute migraine, neuropathic pain, and other indications.

Cautionary note on forward looking statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development of its therapeutic candidates, plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the status, timing, costs, results and interpretation of the Company’s clinical trials; the uncertainties inherent in conducting clinical trials; expectations for regulatory approvals, including whether the oliceridine NDA will be approved by FDA; availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; uncertainties related to the Company’s intellectual property; other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

Contacts

Trevena, Inc.

Investors:

Jonathan Violin, Ph.D.

Senior Vice President, Scientific Affairs & Investor Relations Officer

610-354-8840 x231

jviolin@trevena.com

or

Media:

Public Relations

PR@trevena.com